EXHIBIT 11-1

SAVVIS COMMUNICATIONS CORPORATION

CALCULATION OF BASIC AND DILUTED LOSS PER COMMON SHARE AND

WEIGHTED AVERAGE COMMON SHARES USED IN EPS CALCULATION

(dollars in thousands, except per share amounts)

(unaudited)

For the Three Months Ended June 30, 2003
Weighted average shares outstanding:

Common stock:
Shares outstanding at the beginning of period, net of 262,497 shares subject to forfeiture	93,766,137
Weighted average shares, issued, or restricted shares vested during the three months ended June 30, 2003, net of treasury shares (19 new shares issued)	74,488

93,840,625

Loss attributable to common stockholders	$(38,333)

Basic and diluted loss per common share	$(0.41)

For the Six Months Ended June 30, 2003
Weighted average shares outstanding:

Common stock:
Shares outstanding at the beginning of period, net of 336,890 shares subject to forfeiture	93,691,491
Weighted average shares, issued, or restricted shares vested during the six months ended June 30, 2003, net of treasury shares (203 new shares issued)	112,062

93,803,553

Loss attributable to common stockholders	$(70,763)

Basic and diluted loss per common share	$(0.75)